Exhibit (b)-(5)

EQUITY COMMITMENT LETTER

ZHOU RONG( )
Room 101, No. 41, 300 Nong
Xian Xia West Road, Changning District
Shanghai 200335
People’s Republic of China

February 4, 2016

China E-dragon Holdings Limited
c/o Walkers Corporate Limited,
Cayman Corporate Centre,
27 Hospital Road, George Town,
Grand Cayman KY1-9008,
Cayman Islands

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”). Concurrently with the delivery of this letter agreement, the parties set forth on Schedule A (each, an “Other Sponsor”) are entering into letter agreements substantially identical to this letter agreement (each an “Other Sponsor Equity Commitment Letter”) committing to invest or cause to be invested in Parent. Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. This letter is being delivered by the undersigned (“Sponsor”) to Parent in connection with the execution of the Merger Agreement.

1. Commitment.  This letter agreement confirms the commitment of Sponsor, subject to the terms and conditions set forth herein, to contribute (or cause to be contributed) (the “Contribution”) to Parent, cash in the amount of US$500,000 (such sum, subject to the adjustment pursuant to this Section 1, the “Commitment”), in exchange for equity securities of Parent, subject to the terms and conditions hereof. Such Commitment, and the corresponding commitment under each Other Sponsor Equity Commitment Letter, shall be used by Parent, to the extent necessary, solely for the purpose of (a) funding (or cause to be funded) the Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, and (b) paying (or cause to be paid) fees and expenses incurred by Parent, the Company and, following the Closing, the Surviving Entity, in connection with the transactions contemplated by the Merger Agreement (which, for the avoidance of doubt, shall not include the Parent Termination Fee). Sponsor may effect the Contribution directly or indirectly through one or more direct or indirect Affiliates of Sponsor. Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent and the liability of Sponsor hereunder shall not exceed the amount of the Commitment. The amount of the Commitment to be funded under this letter agreement may be reduced in a manner agreed by Sponsor and the Other Sponsors in the event that Parent does not require all of the equity with respect to which Sponsor and each Other Sponsor have made the Commitments (as defined, with respect to Sponsor and each Other Sponsor, in this letter agreement or the applicable Other Sponsor Equity Commitment Letter, as the case may be) but only to the extent that Parent and Merger Sub have sufficient fund to consummate the Merger and other transactions contemplated by the Merger Agreement following such reduction.

2. Conditions.  The Commitment, including the obligation of Sponsor to fund the Commitment, shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction (as determined by Parent) or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (c) the substantially contemporaneous consummation of the Closing, and (d) simultaneous funding of the contributions by the Other Sponsors contemplated by the Other Sponsor Equity Commitment Letters.

3. Limited Guarantee.  Concurrently with the execution and delivery of this letter agreement, each Guarantor (as defined in the Merger Agreement) is executing and delivering to the Company a Limited Guarantee (as defined in the Merger Agreement). The Company’s (i) remedies against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, (ii) the Company Third Party Beneficiary Rights (as defined below), and (iii) third party beneficiary rights under the Support Agreement shall be, and are intended to be, the sole and exclusive remedies available to the Company, any of its Affiliates, any of the direct or indirect shareholder of the Company or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing against Sponsor or any Sponsor Affiliate in respect of any liabilities, losses, damages, obligations or recoveries of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with any breach of the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection therewith (whether or not Parent or Merger Sub’s breach is caused by the breach by Sponsor of his obligations under this letter).

4. Enforceability.  This letter agreement may only be enforced by Parent and none of Parent’s creditors nor any other Person that is not a party to this letter shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement, provided that, to the extent the Company has obtained an Order of specific performance pursuant to, and subject to the conditions in, Section 10.11 of the Merger Agreement, and subject further to Section 6, the Company is hereby made a third party beneficiary of the rights granted to Parent under this Agreement (including Section 1 and this Section 4) and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the Contribution to be funded (the “Company Third Party Beneficiary Rights”). Subject to Company Third Party Beneficiary Rights, Sponsor and Parent hereby agree that their respective agreements and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement. In no event shall this letter agreement be enforced by Parent unless (a) the enforcement of each Other Sponsor Equity Commitment Letter dated as of the date hereof is being substantially concurrently pursued by Parent (if such enforcement is necessary and permitted by applicable Laws) or (b) each Other Sponsor has satisfied or is prepared to satisfy its obligations under its Other Sponsor Equity Commitment Letter.

5. No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of (i) Parent and Sponsor, and (ii) with respect to any provisions of this letter agreement with respect to which the Company is expressly made a third party beneficiary, this Section 5 and Section 12, the Company. Together with the Merger Agreement, each Other Sponsor Equity Commitment Letter and the Confidentiality Agreement (as defined in the Merger Agreement), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of his Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

6. Governing Law; Jurisdiction.

(a) This letter agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b) Any Legal Proceedings arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

7. Counterparts.  This letter agreement may be executed manually, electronically by email or by facsimile by the parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

8. Third Party Beneficiaries.  Subject to the Company Third Party Beneficiary Rights, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement except for the Company Third Party Beneficiary Rights; provided, that, notwithstanding anything to the contrary in this letter agreement, each Sponsor Affiliate shall be a third party beneficiary of any provisions herein that are expressly for the benefit of such Sponsor Affiliate (including the provisions of Section 11), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, and subject to the Company Third Party Beneficiary Rights, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

9. Confidentiality.  This letter agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the other party; provided, however, that the existence and content of this letter agreement may be disclosed (a) by each of Sponsor and Parent to the Other Sponsors, the Company or any Representative of the Company; (b) to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement, and (c) by Sponsor to any Sponsor Affiliate (as defined below) that needs to know of the existence of and content of this letter agreement and is subject to the confidentiality obligations set forth herein.

10. Termination.  This letter, and the obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the discharge in full of Sponsor’s obligation to complete the Contribution at the Closing or (d) the assertion by the Company or any of its Affiliates, directly or indirectly, in any litigation or other Legal Proceeding of any claim (whether in tort, contract or otherwise) against any of the Sponsor, any Sponsor Affiliate (as defined below), Parent or Merger Sub, any Other Sponsor or any “Sponsor Affiliate” as defined in each Other Sponsor Equity Commitment Letter, relating to this letter agreement, any of the Limited Guarantees, the Merger Agreement, or the Other Sponsor Equity Commitment Letters or any of the transactions contemplated thereby (other than (i) a claim seeking an Order of specific performance to cause the funding of the Contribution in accordance with Section 4 hereof and/or the funding of the “Contribution” of each Other Sponsor in accordance with Section 4 of the applicable Other Sponsor Equity Commitment Letter or (ii) a claim seeking an Order of specific performance against Parent or Merger Sub in accordance with Section 10.11 of the Merger Agreement). Upon termination of this letter, Sponsor shall not have any further obligations or liabilities hereunder.

11. No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, but without prejudicing any permitted remedies and rights of the Company expressly set forth in Section 3 hereof, by its acceptance of the benefits of this letter agreement, the addressee covenants, agrees and acknowledges that no Person other than Sponsor has any obligation hereunder and that, the addressee has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no recourse shall be had against, and personal liability shall attach to, Sponsor or his Affiliates or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisors or representatives of any of the foregoing (each, a “Sponsor Affiliate”), through Sponsor or otherwise, whether by or through attempted piercing the corporate veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent or Sponsor against any Sponsor Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12. Assignment.  This letter agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party and the Company, except that, without the prior written consent of Parent, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Sponsor to one or more of his Affiliates or to one or more private equity funds sponsored or managed by any such Affiliate, provided, that such assignment shall not relieve Sponsor of his obligations hereunder. Any attempted assignment in violation of this Section 12 shall be null and void.

13. Representations and Warranties.  Sponsor hereby represents and warrants that (a) he has all necessary power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement do not contravene any any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Sponsor or his assets; (c) except as is not, individually or in the aggregate, reasonably likely to impair or delay Sponsor’s performance of his obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement (d) this letter agreement has been duly and validly executed and delivered by Sponsor and constitutes a legal, valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions; and (e) Sponsor has the financial capacity to pay the Contribution and perform his obligations under this letter agreement, and all funds necessary for Sponsor to fulfill the Contribution and his other obligations under this letter agreement shall be available to Sponsor for so long as this letter agreement shall remain in effect.

14. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sponsor, to:

ZHOU RONG ( )
Address: Room 101, No. 41, 300 Nong
        Xian Xia West Road, Changning District
        Shanghai 200335
        People’s Republic of China

If to Parent, to the address set forth in the Merger Agreement.

15. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 15.

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Sincerely,

ZHOU RONG( )

By: /s/ Zhou Rong

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

CHINA E-DRAGON HOLDINGS LIMITED

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature Page to Equity Commitment Letter]

SCHEDULE A

Other Sponsors

1.	TENCENT ASSET MANAGEMENT LIMITED;
2.	SEAGULL LIMITED;
3.	OCEAN IMAGINATION L.P.; and
4.	JJIANG HAO ( ).

A-1